UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 19, 2007

THE AES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-12291	54-1163725
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

4300 Wilson Boulevard, Suite 1100, Arlington, Virginia		22203
(Address of principal executive offices)		(zip code)

Registrant’s telephone number, including area code: (703) 522-1315

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02       Results of Operations and Financial Condition.

On February 26, 2007, The AES Corporation (the “Company”) filed a Form 8-K disclosing that it is restating its previously reported financial statements as a result of errors discovered by management of the Company.   On March 19, 2007, the Company disclosed that its prior period financial statements and reports of the Company’s independent registered public accounting firm, Deloitte & Touche LLP, should no longer be relied upon.

Item 4.02             Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On February 26, 2007, the Company announced that it is restating its previously reported financial statements as a result of errors discovered by its management.  On March 19, 2007, the Company announced that its previously issued financial statements and reports of the Company’s independent registered public accounting firm, Deloitte & Touche LLP, should no longer be relied upon for the years ended December 31, 2003, 2004 and 2005.

Since AES has not finalized its year-end accounting review or completed its preparation of year-end financial statements, the Company has not filed its Form 10-K for the year ending December 31, 2006.  The 2006 Form 10-K will be filed as soon as practicable, and will reflect the restated prior year financial results.  In addition, the Company currently intends to amend its 2006 quarterly reports on Form 10-Q to restate its financial results in those periods.

The Company expects that the cumulative reduction to net income for the errors currently identified will range from $80 million to $105 million in the aggregate for all periods being restated. However, no definitive conclusions may be presented regarding this total until the accounting review is final.  The errors identified by the Company relate primarily to the following categories, which may change before the accounting review is finalized:

•                  Accounting for derivatives

•                  Capitalization

•                  Certain errors, including depreciation adjustments in the Company’s subsidiaries, C.A. La Electricidad de Caracas and AES Eletropaulo

•                  Share-based compensation, including stock option and restricted stock unit awards

•                  Income tax expense

Many of these errors were identified as a result of the Company’s continuing remediation of previously identified material weaknesses.  Other errors were discovered during the Company’s quarterly and year end accounting reviews.  All errors that have been presently identified result in non-cash adjustments.

The Company’s statement of non-reliance on prior period financial statements is the result of a required adjustment for an embedded foreign currency derivative in a power sales agreement at the Company’s facility in Cartagena, Spain, which caused a material adjustment to prior periods.  This error required a reduction to net income of approximately $40 million in the aggregate for all periods reported through 2005 and is individually material to the results of operations for the years ended December 31, 2003 and 2004.

The Company continues to review its accounting and historical granting practices relating to share-based compensation, with the assistance of outside consultants noted in its Form 8-K dated February 26, 2007. On March 19, 2007, an ad hoc committee comprised of certain members of AES’s Financial Audit Committee was formed at the suggestion of management to review the procedures, conclusions and recommendations that will be presented by management regarding the review of share-based compensation.

The non-reliance determination was made on March 16, 2007 by the Financial Audit Committee of AES’s Board of Directors, upon the recommendation of management. The determination has been discussed with Deloitte & Touche LLP.

Item 8.01       Other Events

As of March 16, 2007 the Company is in default under its senior bank credit facility due to the need to restate prior period financial statements.  In addition, the senior bank credit facility contains a cross-default provision that provides that if a condition exists that, with the giving of notice or lapse of time or both, would enable the holders of indebtedness in amounts in excess of $50 million to accelerate of maturity thereof, including  the senior notes and junior subordinated notes referred to below, would constitute an event of default under the senior bank credit facility. As a result, $200 million of the debt under the Company’s senior bank credit facility will be classified as current on the balance sheet as of December 31, 2006. The Company will seek a waiver of this default from its senior secured facility lenders.  The Company may not borrow additional funds under the revolving credit facility until obtaining this waiver.

As of March 16, 2007, the Company is in default under its $600 million senior unsecured credit facility agreement due to the need to restate prior period financial statements. As a result, the Company will seek a waiver of this default from its senior unsecured credit facility lenders.  The Company may not borrow additional funds under the credit facility.  The current draw on this facility is approximately $100 million.

Because the Company did not timely deliver its Form 10-K for the year ended December 31, 2006 to the trustee, the Company was not in compliance with its indentures governing the Company’s senior notes and junior subordinated notes, but that non-compliance does not result in an automatic event of default or the acceleration of the notes.  However, the trustee under any of the indentures or the holders of at least 25% of the outstanding principal amount of any series of such notes has the right to accelerate the maturity of that series of notes, if the Company fails to file and deliver its 2006 Form 10-K within 60 days after written notice of such default, unless holders of a majority of each such series of the notes waive compliance with the filing and delivery requirement.

All of the indentures governing the notes and the senior unsecured credit facility provide that an event of default occurs thereunder when an event of default occurs under any other indebtedness of the Company in excess of $50 million and as a result of such default, the maturity of such debt has been accelerated and such acceleration has not been annulled within 60 days.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE AES CORPORATION
(Registrant)

	By:	/s/ Catherine M. Freeman/
		Name:	Catherine M. Freeman
		Title:	Vice President and Corporate Controller

Date: March 19, 2007